Exhibit 99.1

Contacts:

Media Relations

James Fisher

703-433-8677

james.w.fisher@sprint.com

Investor Relations

Steve Virostek

800-259-3755

Investor.relations@sprint.com

SPRINT NEXTEL REPORTS

SECOND QUARTER 2008 RESULTS

•

Stable post-paid ARPU, driven by the success of Simply EverythingTM with high value customers, and lower operating expense drive $87 million sequential improvement to Consolidated Adjusted OIBDA* of $2.1 billion

•	Post-paid churn improves more than 45 basis points from 1Q ‘08, to below 2.0%

•	Sprint’s Now NetworkTM supports continued innovation through launches of the InstinctTM by Samsung, Nextel Direct Connect on CDMA, and the BlackBerry CurveTM

•	Year-to-date Free Cash Flow* of $181 million; total liquidity of $4.7 billion

The company’s second quarter earnings conference call will be held at 11 am EST today. Participants may dial 866-297-0891 in the US or Canada and provide the following ID 55380725 or may listen via the Internet at www.sprint.com/investor.

OVERLAND PARK, Kan. – Aug. 6, 2008 - Sprint Nextel Corp. (NYSE: S) today reported second quarter 2008 financial results which included consolidated net operating revenues of $9.1 billion and a diluted loss per share of 12 cents. Adjusted EPS before Amortization*, which removes the effects of special items and non-cash amortization expense, was 6 cents per share. The company reported cash flow from operating activities of $1.1 billion and a cash position of approximately $3.5 billion in the quarter.

“We are seeing signs of progress from our efforts to improve the customer experience, rebuild the Sprint brand and increase our profitability,” said Dan Hesse, Sprint Nextel CEO. “Our company-wide retention efforts, which include Simply EverythingTM plans, our Now NetworkTM campaign and the launch of the InstinctTM handset are proving to be effective retention tools, particularly for high-value customers, and this is beginning to have positive impacts on churn and ARPU. Our sequential improvement in post-paid churn is the best reported by any national wireless carrier since 2004, and it equals Sprint’s best-ever churn performance post-merger.

“To increase profitability, we are taking a more aggressive stance on reducing costs, including a more stringent spending review process, minimizing external labor costs, and we have streamlined our distribution channels by more than 25% since the beginning of 2008. Further, our disciplined customer credit and collections efforts have reduced bad debt and strengthened the credit profile of our customer base,” Hesse said.

CONSOLIDATED RESULTS

TABLE No. 1 Selected Unaudited Financial Data (dollars in millions, except per share data)

	Quarter Ended June 30,		% Δ	Year-to-Date June 30,		% Δ
	2008	2007		2008	2007
Financial Data
Net operating revenues	$9,055	$10,163	(11)%	$18,389	$20,255	(9)%
Adjusted operating (loss) income*	(61)	569	NM	(242)	884	NM
Adjusted OIBDA*	2,096	2,882	(27)%	4,105	5,465	(25)%

Net (loss) income	(344)	19	NM	(849)	(192)	NM

Adjusted earnings per share before amortization*	$0.06	$0.25	(76)%	$0.10	$0.43	(77)%

Diluted (loss) earnings per common share	$(0.12)	$0.01	NM	$(0.30)	$(0.07)	NM

Capex	$646	$1,666	(61)%	$2,006	$3,273	(39)%

Free cash flow*	$11	$183	(94)%	$181	$680	(73)%

•	Consolidated net operating revenues of $9.1 billion for the quarter were 3% lower than in the first quarter due primarily to a lower contribution from Wireless.

•

Adjusted OIBDA* of $2.1 billion reflects a sequential improvement in SG&A expenses, which more than offset revenue declines. Adjusted OIBDA* exceeded capital expenditures by approximately $1.5 billion in the second quarter. Second quarter Adjusted OIBDA* includes $67 million in non-cash compensation expense as well as approximately $75 million in operating expenses associated with the company’s WiMAX efforts.

•

Special items amounting to $149 million in the second quarter include pre-tax charges for severance, exit costs and asset impairments and other minor merger-related costs. These items are detailed in the Notes to Financial Data. The company plans to discontinue normalizing Adjusted OIBDA* for merger and integration costs in future periods as we expect these costs to be immaterial.

•

Capital investments of $646 million were made in the second quarter. These investments were 61% lower than a year ago, due primarily to reduced spending in the Wireless segment. The company recorded approximately $100 million in capital expenditures related to the deployment of WiMAX.

•

For the quarter, Free Cash Flow* was $11 million compared to $183 million in the second quarter of 2007 and $170 million in the first quarter of 2008. Free Cash Flow* in the quarter was impacted by sequential deceleration in spending levels as well as the timing of cash outlays and receipts. Cash capital expenditures in the second quarter totaled $899 million.

•

Net Debt* at the end of the period was $19.5 billion, consisting of total debt of $23 billion, offset by cash and marketable securities of $3.5 billion. The company used $1.3 billion in cash in the second quarter to retire all of the 6.125% Senior Notes due in November 2008.

•

As of June 30, 2008, the company had $3.5 billion of cash and maintained approximately $1.2 billion of borrowing capacity under its revolving credit facility. Total liquidity was approximately $4.7 billion.

•

In the quarter, the company recorded cash expenditures of $194 million related to intangible asset investments, including $158 million associated with re-banding efforts and $36 million for the purchases of FCC licenses.

WIRELESS RESULTS

TABLE No. 2 Selected Unaudited Financial Data (dollars in millions)

	Quarter Ended June 30,		% Δ	Year-to-Date		% Δ
	2008	2007		2008	2007
Financial Data
Net operating revenues	$7,736	$8,786	(12)%	$15,699	$17,505	(10)%

Adjusted operating (loss) income*	(142)	494	NM	(395)	747	NM
Adjusted OIBDA*	1,868	2,671	(30)%	3,669	5,066	(28)%
Adjusted OIBDA margin*	25.7%	32.7%		25.1%	31.2%

Capex[1]	$393	$1,371	(71)%	$1,311	$2,774	(53)%

[1]	Capex includes re-banding capital, but excludes other rebanding costs related to FCC licenses.

Wireless Customers

•

The company served 51.9 million customers at the end of the period, compared to 54.0 million at the end of the second quarter of 2007. The company’s mix of prime customers improved sequentially and year-over-year for new customers and the post-paid base.

•

For the quarter, total wireless customers declined by 901,000, including losses of 776,000 post-paid customers and 250,000 traditional prepaid users, partially offset by gains of 112,000 Boost Unlimited customers and a 13,000 increase in the number of wholesale and affiliate subscribers.

•	At the end of the second quarter, the company served 38.9 million post-paid subscribers, 4.2 million prepaid subscribers and 8.7 million wholesale and affiliate subscribers.

•	Subscribers by network platform include 35.5 million on CDMA, 14.6 million on iDEN and 1.7 million PowerSourceTM users who utilize both networks.

•

In the second quarter, the company added to its device and service capabilities with the launch of the InstinctTM, the nationwide introduction of four Nextel Direct Connect handsets on CDMA using the EVDO-Rev A network, and the Blackberry CurveTM. The company also simplified its service pricing and completed its conversion of post-paid subscribers to a new unified billing platform.

Wireless Churn

•

Wireless post-paid churn of just under 2.0% improved by over 45 basis points sequentially and was in line with the year-ago period. The improvement reflects a sequential decline in the number of deactivations among both CDMA and iDEN subscribers.

•

The company reported significant sequential improvements to voluntary and involuntary churn, while the year-over-year metrics were unchanged. Involuntary churn benefited from a better credit mix and seasonality. Voluntary churn benefited from the company-wide focus on improving the customer experience, retention initiatives, strong customer response to Simply EverythingTM and better performance in customer care.

•	For the quarter, the churn rate for CDMA subscribers was slightly below the average post-paid churn rate and iDEN was modestly higher.

•

Boost churn in the second quarter was 7.4%, compared to 9.9% in the first quarter of 2008 due to lower churn for traditional Boost pay-as-you-go subscribers, slightly offset by higher churn for Boost Unlimited.

Wireless Revenues

•

Wireless service revenues of $7.0 billion declined 11% year-over-year and 2% sequentially. The year-over-year decline was due to lower ARPU and fewer subscribers, while the sequential decline was due to fewer wireless subscribers. Wholesale, affiliate, and other service revenues were flat sequentially and were down compared to the year-ago period due to the mix of wholesale customers.

•

Wireless post-paid ARPU in the quarter was stable at $56 as compared to the first quarter 2008 due to improved retention of higher revenue subscribers and a more favorable impact from rate plan migrations. Wireless post-paid ARPU declined by 7% compared to the year-ago period reflecting continued pressure on access and overage revenues, partially offset by data revenue growth. CDMA ARPU was slightly higher than the post-paid average, while iDEN ARPU was modestly lower.

•

Data revenues contributed more than $12 to overall post-paid ARPU in the second quarter, led by growth in CDMA data ARPU. CDMA data ARPU increased nearly $1 from the first quarter, to more than $15, and now accounts for approximately 27% of total CDMA ARPU. The increase was driven by strong take rates on bundled data services, such as those included with Simply EverythingTM, as well as continued growth in data cards.

•

Prepaid ARPU in the quarter was approximately $30 compared to $31 in the year-ago period and $29 in the first quarter of 2008. The sequential increase reflects a growing contribution from Boost Unlimited subscribers, while ARPU of traditional prepaid users did not change significantly from first quarter levels.

•	Wireless equipment revenues of $479 million declined on a sequential and year-over-year basis primarily due to lower handset sales volumes and increases in rebates.

Wireless Operating Expenses and Adjusted OIBDA*

•

In the second quarter, total operating expenses were $7.9 billion for the Wireless segment after normalizing for special items, compared to $8.3 billion in the year-ago period and $8.2 billion in the first quarter of 2008.

•

Adjusted OIBDA* of $1.9 billion in the quarter compares to $2.7 billion in the second quarter of 2007 and $1.8 billion in the first quarter. The year-over-year decline in Adjusted OIBDA* is due to lower ARPU and wireless subscribers, while the sequential increase was due to lower SG&A expense.

•

Cost of services increased 3% year-over-year and 4% sequentially. The year-over-year change reflects increased costs related to off-network roaming traffic, increased service and repair costs, and a larger base of cell sites. These increases were partially offset by lower employee-related costs and lower variable access costs. The sequential increase is mainly due to higher roaming and service and repair costs.

•	Cost of products was 6% below the year-ago quarter and declined 7% sequentially due to lower volumes, partially offset by a greater share of higher-cost PDA devices.

•

SG&A expenses declined 8% from the second quarter of 2007 and 11% from the first quarter of 2008. The year-over-year improvement is due to lower selling, marketing, bad debt and labor expenses, offset by increased spending on customer care. On a sequential basis, all of these expense categories declined.

•	During the quarter, the company closed 50 less-profitable direct retail stores and reduced the number of indirect dealers by more than 25%, targeting dealers with low productivity and high churn.

Wireless Capital Spending

Wireless capital investments were $393 million in the second quarter, significantly lower than $918 million spent in the first quarter of 2008 and $1.4 billion spent in the second quarter of 2007. This trend reflects reduced spending on several key projects, including: EVDO-Rev A network expansion, the development of Nextel Direct Connect on CDMA, and the company’s Unified Billing Platform. Capital investments in the quarter were primarily targeted at increasing capacity within existing wireless coverage areas and maintaining network quality. In the quarter, dropped and blocked calls declined at a double-digit rate on both the CDMA and iDEN networks, compared to one year ago.

WIRELINE RESULTS

TABLE No. 3 Selected Unaudited Financial Data (dollars in millions)

	Quarter Ended June 30,		% Δ	Year-to-Date		% Δ
	2008	2007		2008	2007
Financial Data
Net operating revenues	$1,605	$1,634	(2)%	$3,235	$3,232	0%

Adjusted operating income*	160	126	27%	316	204	55%
Adjusted OIBDA*	299	259	15%	586	464	26%
Adjusted OIBDA margin*	18.6%	15.9%		18.1%	14.4%

Capex	$113	$145	(22)%	$261	$289	(10)%

•	Wireline revenues of $1.6 billion were slightly lower sequentially and year-over-year as legacy voice and data declines exceeded Internet revenue growth.

•

Internet revenues increased 42% from the year-ago period and 6% sequentially due to strong demand for Global MPLS services from Enterprise customers and the increasing base of cable subscribers which utilize our VoIP services. Internet revenues as a percent of Wireline revenue have increased from 23% to 33% year-over-year. At the end of the second quarter, the company supported nearly 4 million users of cable partner VoIP services. These services are now available to more than 30 million MSO households.

•

Legacy voice revenues declined 5% sequentially and 14% year-over-year. Retail business voice services declined by 10% compared to the first quarter, but the declines in wholesale, inter-company and consumer revenues were significantly more moderate.

•	Legacy data revenues are being impacted in part by customer transitions to IP services. These legacy services declined 19% compared to the second quarter of 2007 and 6% quarter-over-quarter.

•	Adjusted OIBDA* was $299 million, slightly higher than the $287 million reported for the first quarter of 2008.

•

After normalizing for special items, operating expenses of $1.4 billion were 4% lower than the year-ago period and 2% lower than the first quarter of 2008. The improvement compared to the year-ago period is primarily due to declines in cost of service associated with lower minutes of use. The sequential change is due to the declines in the costs of service associated with lower minutes of use, as well as reduced bad debt and IT costs.

•	Wireline capital investment in the quarter was $113 million and was primarily deployed to support IP growth.

Forecast

Sprint Nextel currently expects to report higher post-paid subscriber losses in the third quarter due to a seasonal uptick in churn when compared with second quarter 2008 results. We expect sequential declines in post-paid gross adds to moderate, and we expect modest pressure on post-paid ARPU for the balance of 2008. This combination of factors is expected to result in a sequential reduction in Adjusted OIBDA* for the third quarter. Capital spending for the Wireless and Wireline segments is expected to be comparable to first half levels of $1.3 billion and $261 million, respectively. Sprint Nextel also expects Free Cash Flow* to improve substantially in the second half of 2008. Furthermore, the company expects to remain in compliance with its debt covenants for the foreseeable future and expects to reduce gross debt by at least $1 billion by the end of the third quarter.

*FINANCIAL MEASURES

Sprint Nextel provides financial measures generated using generally accepted accounting principles (GAAP) and using adjustments to GAAP (non-GAAP). The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP. We have defined below each of the non-GAAP measures we use, but these measures may not be synonymous to similar measurement terms used by other companies.

Sprint Nextel provides reconciliations of these non-GAAP measures in its financial reporting. Because Sprint Nextel does not predict special items that might occur in the future, and our forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, Sprint Nextel does not provide reconciliations to GAAP of its forward-looking financial measures.

The measures used in this release include the following:

Adjusted Earnings (Loss) per Share (EPS) is defined as net income (loss) before special items, net of tax and the diluted EPS calculated thereon. Adjusted EPS before Amortization is defined as net income (loss) before special items and amortization, net of tax, and the diluted EPS calculated thereon. These non-GAAP measures should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations. We believe that these measures are useful because they allow investors to evaluate our performance for different periods on a more comparable basis by excluding items that relate to acquired amortizable intangible assets and not to the ongoing operations of our businesses.

Adjusted Operating Income (Loss) is defined as operating income (loss) before special items. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations. We believe this measure is useful because it allows investors to evaluate our operating results for different periods on a more comparable basis by excluding special items.

Adjusted OIBDA is defined as operating income before depreciation, amortization, severance, exit costs and asset impairments, and special items. Adjusted OIBDA Margin represents Adjusted OIBDA divided by non-equipment net operating revenues adjusted for certain non-recurring revenue adjustments for Wireless and Adjusted OIBDA divided by net operating revenues for Wireline. These non-GAAP measures should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations. We believe that Adjusted OIBDA and Adjusted OIBDA Margin provide useful information to investors because they are an indicator of the strength and performance of our ongoing business operations, including our ability to fund discretionary spending such as capital expenditures, spectrum acquisitions and other investments and our ability to incur and service debt. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Adjusted OIBDA and Adjusted OIBDA Margin are calculations commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the telecommunications industry.

Free Cash Flow is defined as the change in cash and cash equivalents less the change in debt, investment in certain securities, proceeds from common stock and other financing activities, net. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of cash flows. We believe that Free Cash Flow provides useful information to investors, analysts and our management about the cash generated by our core operations after interest and dividends and our ability to fund scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and purchase or sale of investments.

Net Debt is consolidated debt, including current maturities, less cash and cash equivalents, current marketable securities and restricted cash. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the balance sheet and statement of cash flows. We believe that Net Debt provides useful information to investors, analysts and credit rating agencies about the capacity of the company to reduce the debt load and improve its capital structure.

SAFE HARBOR

This news release includes “forward-looking statements” within the meaning of the securities laws. The statements in this news release regarding the business outlook, expected performance, forward-looking guidance, as well as other statements that are not historical facts, are forward-looking statements. The words “estimate,” “project,” “forecast,” “intend,” “expect,” “believe,” “target,” “providing guidance” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are estimates and projections reflecting management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, customer and network usage, customer growth and retention, pricing, operating costs, the timing of various events and the economic and regulatory environment.

Future performance cannot be assured. Actual results may differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include:

•

the effects of vigorous competition, including the impact of competition on the price we are able to charge customers for services and equipment we provide and our ability to attract new customers and retain existing customers; the overall demand for our service offerings, including the impact of decisions of new subscribers between our post-paid and prepaid services offerings and between our two network platforms; and the impact of new, emerging and competing technologies on our business;

•	the impact of overall wireless market penetration on our ability to attract and retain customers with good credit standing and the intensified competition among wireless carriers for those customers;

•

the uncertainties related to the implementation of our business strategies, investments in our networks, our systems, and other businesses, including current investments and additional investments that will be required in connection with the planned deployment of a next generation broadband wireless network;

•

the costs and business risks associated with providing new services and entering new geographic markets, including in connection with the planned deployment of a next generation broadband wireless network;

•

uncertainty regarding satisfaction of the conditions to completion of the transaction with Clearwire Corporation, including receipt of the necessary approvals and satisfaction of the other conditions to closing;

•	the impact of recent downgrades and potential further downgrades in the ratings afforded our debt securities by ratings agencies;

•	the impact of difficulties we may encounter in implementing actions designed to maintain compliance with our financial covenants, including the success of actions involving third parties;

•	the effects of mergers and consolidations and new entrants in the communications industry and unexpected announcements or developments from others in the communications industry;

•	unexpected results of litigation filed against us or our suppliers or vendors;

•

the impact of third parties not meeting our business requirements, including a significant adverse change in the ability or willingness of such parties to provide handset devices or infrastructure equipment for our CDMA network, or Motorola, Inc.’s ability or willingness to provide related handset devices, infrastructure equipment and software applications, or to develop new technologies or features for our iDEN® network;

•	the impact of adverse network performance;

•

the costs and/or potential customer impacts of compliance with regulatory mandates, particularly requirements related to the reconfiguration of the 800 MHz band used to operate our iDEN network as contemplated by the Federal Communications Commission’s Report and Order released in August 2004 as supplemented by subsequent memoranda;

•	equipment failure, natural disasters, terrorist acts, or other breaches of network or information technology security;

•

one or more of the markets in which we compete being impacted by changes in political, economic or other factors such as monetary policy, legal and regulatory changes or other external factors over which we have no control;

•

the impact of difficulties we may continue to encounter in connection with the integration of the pre-merger Sprint and Nextel Communications, Inc. businesses, and the integration of the businesses and assets of Nextel Partners, Inc. and the third party affiliates, or PCS Affiliates that provide wireless personal communications services, or PCS under the Sprint® brand name, that we have acquired, including the risk that these difficulties may limit our ability to fully integrate the operations of these businesses and the risk that we will be unable to continue to retain key employees; and

•	other risks referenced from time to time in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2007, in Part I, Item 1A, “Risk Factors.”

Sprint Nextel believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. Sprint Nextel is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

ABOUT SPRINT NEXTEL

Sprint Nextel offers a comprehensive range of wireless and wireline communications services bringing the freedom of mobility to consumers, businesses and government users. Sprint Nextel is widely recognized for developing, engineering and deploying innovative technologies, including two wireless networks serving nearly 52 million customers at the end of the second quarter 2008; industry-leading mobile data services; instant national and international walkie-talkie capabilities; and a global Tier 1 Internet backbone. For more information, visit www.sprint.com.

Sprint Nextel Corporation

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (1)

(Millions, except per Share Data)

TABLE NO. 4

	Quarter Ended		Year To Date
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Net Operating Revenues	$9,055	$10,163	$18,389	$20,255

Operating Expenses
Cost of services	2,984	3,030	5,925	6,039
Cost of products	1,193	1,312	2,475	2,693
Selling, general and administrative	2,826	3,107	6,014	6,366
Severance, exit costs and asset impairments (2)	105	85	336	259
Depreciation	1,468	1,407	2,961	2,762
Amortization	689	906	1,386	1,819

Total operating expenses	9,265	9,847	19,097	19,938

Operating (Loss) Income	(210)	316	(708)	317
Interest expense	(352)	(365)	(691)	(732)
Interest income	32	26	58	57
Other, net	(21)	17	(25)	13

Loss before Income Taxes	(551)	(6)	(1,366)	(345)
Income tax benefit	207	25	517	153

Net (Loss) Income	$(344)	$19	$(849)	$(192)

Diluted (Loss) Earnings Per Common Share	$(0.12)	$0.01	$(0.30)	$(0.07)

Weighted Average Common Shares	2,852	2,902	2,850	2,892

Basic (Loss) Earnings Per Common Share	$(0.12)	$0.01	$(0.30)	$(0.07)

Basic weighted average common shares	2,852	2,884	2,850	2,892

Effective Tax Rate	37.6%	NM	37.8%	44.3%

	Quarter Ended		Quarter Ended		Year To Date
	March 31, 2008	March 31, 2007	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Operating (Loss) Income	$(498)	$1	$(210)	$316	$(708)	$317
Special items before taxes
Merger and integration expense (3)	86	99	44	163	130	262
Severance, exit costs and asset impairments (2)	231	174	105	85	336	259
Contingencies and other (4)	—	41	—	5	—	46

Adjusted Operating (Loss) Income*	(181)	315	(61)	569	(242)	884
Depreciation and amortization	2,190	2,268	2,157	2,313	4,347	4,581

Adjusted OIBDA*	2,009	2,583	2,096	2,882	4,105	5,465
Capital expenditures (5)	1,360	1,607	646	1,666	2,006	3,273

Adjusted OIBDA* less Capex	$649	$976	$1,450	$1,216	$2,099	$2,192

Operating (Loss) Income Margin (6)	-5.7%	0.0%	-2.4%	3.3%	-4.1%	1.7%
Adjusted OIBDA Margin*	23.0%	27.4%	24.4%	30.1%	23.7%	28.8%

See accompanying Notes to Financial Data (Unaudited)

Sprint Nextel Corporation

RECONCILIATIONS OF EARNINGS PER SHARE (Unaudited)

(Millions, except per Share Data)

TABLE NO. 5

	Quarter Ended		Quarter Ended		Year To Date
	March 31, 2008	March 31, 2007	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Net (Loss) Income	$(505)	$(211)	$(344)	$19	$(849)	$(192)
Special items (net of taxes)
Merger and integration expense (3)	53	60	27	100	80	160
Severance, exit costs and asset impairments (2)	143	109	64	52	207	161
Contingencies and other (4)	—	25	—	12	—	37
Net gains on investment activities and equity in earnings	—	—	—	(11)	—	(11)
Gain on early retirement of debt	—	(2)	—	—	—	(2)

Adjusted Net (Loss) Income*	$(309)	$(19)	$(253)	$172	$(562)	$153

Amortization (net of taxes)	421	551	416	547	837	1,099

Adjusted Net Income before Amortization*	$112	$532	$163	$719	$275	$1,252

Diluted (Loss) Earnings Per Common Share	$(0.18)	$(0.07)	$(0.12)	$0.01	(0.30)	(0.07)
Special items (net of taxes)	0.07	0.07	0.03	0.05	0.10	0.12

Adjusted (Loss) Earnings Per Share*	$(0.11)	$—	$(0.09)	$0.06	$(0.20)	$0.05

Amortization (net of taxes)	0.15	0.18	0.15	0.19	0.30	0.38

Adjusted Earnings Per Share before Amortization*	$0.04	$0.18	$0.06	$0.25	$0.10	$0.43

See accompanying Notes to Financial Data (Unaudited)

Sprint Nextel Corporation

NON-GAAP WIRELESS STATEMENTS OF OPERATIONS AND STATISTICS (Unaudited) (1)

(Millions, except subscriber counts and metrics)

TABLE No. 6

			Quarter Ended		Year To Date
			June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Net Operating Revenues
Service			$7,005	$7,898	$14,128	$15,713
Equipment			479	612	1,066	1,257
Wholesale, affiliate and other			252	276	505	535

Total Net Operating Revenues			7,736	8,786	15,699	17,505

Operating Expenses
Cost of services			2,207	2,144	4,321	4,254
Costs of products			1,176	1,257	2,441	2,638
Selling, general and administrative			2,485	2,714	5,268	5,547
Merger and integration expense (3)			35	122	101	181
Severance, exit costs and asset impairments (2)			85	85	274	226
Contingencies and other (4)			—	5	—	23
Depreciation			1,321	1,272	2,679	2,501
Amortization			689	905	1,385	1,818

Total operating expenses			7,998	8,504	16,469	17,188

Operating (Loss) Income			$(262)	$282	$(770)	$317

NON GAAP RECONCILIATION	Quarter Ended		Quarter Ended		Year To Date
	March 31, 2008	March 31, 2007	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Operating (Loss) Income	$(508)	$35	$(262)	$282	$(770)	$317
Special items before taxes
Merger and integration expense (3)	66	59	35	122	101	181
Severance, exit costs and asset impairments (2)	189	141	85	85	274	226
Contingencies and other (4)	—	18	—	5	—	23

Adjusted Operating (Loss) Income*	(253)	253	(142)	494	(395)	747
Depreciation and amortization	2,054	2,142	2,010	2,177	4,064	4,319

Adjusted OIBDA*	1,801	2,395	1,868	2,671	3,669	5,066
Capital expenditures (5)	918	1,403	393	1,371	1,311	2,774

Adjusted OIBDA* less Capex	$883	$992	$1,475	$1,300	$2,358	$2,292

Operating (Loss) Income Margin (6)	-6.9%	0.4%	-3.6%	3.4%	-5.3%	2.0%
Adjusted OIBDA Margin*	24.4%	29.7%	25.7%	32.7%	25.1%	31.2%

Operating Statistics	Quarter Ended		Quarter Ended		Year To Date
	March 31, 2008	March 31, 2007	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Direct Post-Paid Subscribers
Service revenue (in millions)	$6,733	$7,418	$6,614	$7,497	$13,347	$14,915
ARPU	$56	$59	$56	$60	$56	$60
Churn	2.45%	2.3%	2.0%	2.0%	2.2%	2.2%
Net losses (in thousands)	(1,070)	(220)	(776)	16	(1,846)	(204)
End of period subscribers (in thousands)	39,681	41,585	38,905	41,601	38,905	41,601
Hours per subscriber	15	16	16	16	15	16

Direct Prepaid Subscribers
Service revenue (in millions)	$390	$397	$391	$401	$781	$798
ARPU	$29	$32	$30	$31	$30	$31
Churn	9.9%	7.0%	7.4%	6.8%	8.7%	6.9%
Net additions (losses) (in thousands)	(200)	275	(138)	169	(338)	444
End of period subscribers (in thousands)	4,378	4,287	4,240	4,456	4,240	4,456
Hours per subscriber	11	7	13	7	12	7

Wholesale Subscribers
Net additions (in thousands)	167	467	(10)	155	157	622
End of period subscribers (in thousands)	7,841	6,825	7,831	6,980	7,831	6,980

Affiliate Subscribers
Net additions (in thousands)	16	46	23	33	39	79
End of period subscribers (in thousands)	860	945	883	978	883	978

Total Subscribers
Net (losses) additions (in thousands)	(1,087)	568	(901)	373	(1,988)	941
End of period subscribers (in thousands)	52,760	53,642	51,859	54,015	51,859	54,015

See accompanying Notes to Financial Data (Unaudited)

Sprint Nextel Corporation

WIRELINE STATEMENTS OF OPERATIONS AND STATISTICS (Unaudited) (1)

(Millions)

TABLE NO. 7

			Quarter Ended		Year To Date
			June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Net Operating Revenues
Voice			$786	$910	$1,610	$1,808
Data			252	310	519	621
Internet			528	371	1,024	715
Other			39	43	82	88

Total Operating Revenues			1,605	1,634	3,235	3,232

Operating Expenses
Costs of services and products			1,064	1,125	2,148	2,248
Selling, general and administrative			242	250	501	543
Severance, exit costs and asset impairments (2)			17	—	58	32
Depreciation			139	133	270	260

Total operating expenses			1,462	1,508	2,977	3,083

Operating Income			$143	$126	$258	$149

NON GAAP RECONCILIATION	Quarter Ended		Quarter Ended		Year To Date
	March 31, 2008	March 31, 2007	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Operating Income	$115	$23	$143	$126	$258	$149
Special items before taxes
Severance, exit costs and asset impairments (2)	41	32	17	—	58	32
Contingencies and other (4)	—	23	—	—	—	23

Adjusted Operating Income*	156	78	160	126	316	204
Depreciation	131	127	139	133	270	260

Adjusted OIBDA*	287	205	299	259	586	464
Capital expenditures (5)	148	144	113	145	261	289

Adjusted OIBDA* less Capex	$139	$61	$186	$114	$325	$175

Operating Income Margin	7.1%	1.4%	8.9%	7.7%	8.0%	4.6%
Adjusted OIBDA Margin*	17.6%	12.8%	18.6%	15.9%	18.1%	14.4%

Operating Statistics	QTD 1Q 2008		QTD 2Q 2008	QTD 2Q 2007	YTD 2008	YTD 2007
YOY Voice only minutes volume growth (does not include minutes associated with Cable VOIP)	-5%		-9%	6%	-7%	-7%

See accompanying Notes to Financial Data (Unaudited)

Sprint Nextel Corporation

CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)

(Millions)

TABLE NO. 8

For the Year to Date Period Ended	June 30, 2008	June 30, 2007
Operating Activities
Net loss	$(849)	$(192)
Depreciation and amortization	4,347	4,581
Provision for losses on accounts receivable	417	383
Share-based compensation expense	142	131
Deferred income taxes	(520)	(204)
Other, net	(351)	(265)

Net cash provided by operating activities	3,186	4,434

Investing Activities
Capital expenditures	(2,569)	(3,390)
Expenditures relating to FCC licenses	(468)	(258)
Cash collateral for securities loan agreements	—	866
Decrease in marketable securities, net	154	12
Other investing activities	32	38

Net cash used in investing activities	(2,851)	(2,732)

Financing Activities
Borrowings under credit facility	2,500	750
Proceeds from issuance of debt securities	—	750
Proceeds from issuance of commercial paper	681	3,713
Maturities of commercial paper	(1,060)	(3,827)
Purchase, retirements and payments of debt and capital leases	(1,259)	(611)
Payments of securities loan agreements	—	(866)
Purchase of common shares	—	(1,401)
Dividends paid	—	(144)
Proceeds from issuance of common shares, net	26	312

Net cash provided by (used in) financing activities	888	(1,324)

Change in Cash and Cash Equivalents	1,223	378

Cash and Cash Equivalents, beginning of period	2,246	2,046

Cash and Cash Equivalents, end of period	$3,469	$2,424

FREE CASH FLOW (NON GAAP)

(Millions)

TABLE NO. 9

	Quarter Ended		Quarter Ended		Year-to-Date
	March 31, 2008	March 31, 2007	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Adjusted OIBDA*	$2,009	$2,583	$2,096	$2,882	$4,105	$5,465
Adjust for special items	(317)	(314)	(149)	(253)	(466)	(567)
Other operating activities, net (8)	415	195	(868)	(659)	(453)	(464)

Cash from Operating Activities (GAAP)	2,107	2,464	1,079	1,970	3,186	4,434

Capital expenditures	(1,670)	(1,813)	(899)	(1,577)	(2,569)	(3,390)
Expenditures relating to FCC licenses	(274)	(107)	(194)	(151)	(468)	(258)
Proceeds from sales of investments and assets, net of purchases	8	27	30	15	38	42
Dividends paid	—	(72)	—	(72)	—	(144)
Other investing activities, net	(1)	(2)	(5)	(2)	(6)	(4)

Free Cash Flow*	170	497	11	183	181	680

Purchase of common shares	—	(300)	—	(1,101)	—	(1,401)
Increase (decrease) in debt, net	2,168	27	(1,306)	748	862	775
Proceeds from issuance of common shares, net	9	69	17	243	26	312
Decrease in marketable securities, net	85	7	69	5	154	12

Change in Cash and Cash Equivalents (GAAP)	$2,432	$300	$(1,209)	$78	$1,223	$378

See accompanying Notes to Financial Data (Unaudited)

Sprint Nextel Corporation

CONSOLIDATED BALANCE SHEETS

(Millions)

TABLE NO. 10

	(Unaudited)
	June 30, 2008	December 31, 2007
Assets
Current assets
Cash and cash equivalents	$3,469	$2,246
Marketable securities	32	194
Accounts and notes receivable, net	3,852	4,196
Device and accessory inventory	625	938
Deferred tax assets	176	447
Prepaid expenses and other current assets	787	640

Total current assets	8,941	8,661

Investments	154	165
Property, plant and equipment, net (8)	25,734	26,636
Goodwill (8)	977	978
FCC licenses and other	21,696	21,123
Customer relationships, net	2,915	4,203
Other definite lived intangible assets, net	1,742	1,835
Other assets	646	694

Total	$62,805	$64,295

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$2,481	$3,481
Accrued expenses and other current liabilities	4,046	3,960
Current portion of long-term debt and capital lease obligations	626	1,661

Total current liabilities	7,153	9,102

Long-term debt and capital lease obligations	22,358	20,469
Deferred tax liabilities	8,055	8,742
Other liabilities	3,831	3,847

Total liabilities	41,397	42,160

Shareholders’ equity
Common shares	5,902	5,902
Paid-in capital	46,782	46,693
Treasury shares, at cost	(2,015)	(2,161)
Accumulated deficit (8)	(29,154)	(28,188)
Accumulated other comprehensive loss	(107)	(111)

Total shareholders’ equity	21,408	22,135

Total	$62,805	$64,295

NET DEBT (NON-GAAP) (Unaudited)

(Millions)

TABLE NO. 11

	June 30, 2008		December 31, 2007
Total Debt	$22,984		$22,130
Less: Cash and cash equivalents	(3,469)		(2,246)
Less: Marketable securities	(32)		(194)

Net Debt*	$19,483		$19,690

Adjusted OIBDA* for the three months ended	$2,096		$2,455
	x 4		x 4

Annualized Adjusted OIBDA*	$8,384		$9,820

Net Debt / Annualized Adjusted OIBDA*	2.3	X	2.0	X

See accompanying Notes to Financial Data (Unaudited)

Sprint Nextel Corporation

Schedule of Debt (Unaudited)

(Millions)

TABLE NO. 12

			June 30, 2008
ISSUER	COUPON	MATURITY	PRINCIPAL
Sprint Nextel Corporation
Floating Rate Notes due 2010	3.071%	06/28/2010	750
Bank Credit Facility	3.100%	12/19/2010	2,500
Export Development Canada Facility	3.355%	03/30/2012	750
6% Notes due 2016	6.000%	12/01/2016	2,000
9.25% Debentures due 2022	9.250%	04/15/2022	200

Sprint Nextel Corporation subtotal			6,200

Sprint Capital Corporation
6.375% Notes due 2009	6.375%	05/01/2009	600
7.625% Notes due 2011	7.625%	01/30/2011	1,650
8.375% Notes due 2012	8.375%	03/15/2012	2,000
6.9% Notes due 2019	6.900%	05/01/2019	1,729
6.875% Notes due 2028	6.875%	11/15/2028	2,475
8.75% Notes due 2032	8.750%	03/15/2032	2,000

Sprint Capital Corporation subtotal			10,454

Nextel Communications Inc.
5.25% Convertible Senior Notes due 2010	5.250%	01/15/2010	607
6.875% Senior Serial Redeemable Notes due 2013	6.875%	10/31/2013	1,473
5.95% Senior Serial Redeemable Notes due 2014	5.950%	03/15/2014	1,170
7.375% Senior Serial Redeemable Notes due 2015	7.375%	08/01/2015	2,137

Nextel Communications Inc. subtotal			5,387

US Unwired Inc.
10% Second Priority Senior Secured Notes due 2012	10.000%	06/15/2012	235

US Unwired Inc. subtotal			235

Alamosa Delaware Inc.
8.5% Senior Notes due 2012	8.500%	01/31/2012	250

Alamosa Delaware Inc. subtotal			250

Capital Leases and Other Obligations			100

TOTAL PRINCIPAL			22,626

Premiums, discounts, variable interest entity and other adjustments			358

TOTAL DEBT			$22,984

See accompanying Notes to Financial Data (Unaudited)

Sprint Nextel Corporation

NOTES TO FINANCIAL DATA (Unaudited)

(1)	Certain prior period amounts have been reclassified to conform to current period presentation.

(2)

In the second quarter 2008 and 2007, we recorded severance, exit costs and asset impairment charges of $105 million pre-tax ($64 million, net of tax) and $85 million pre-tax ($52 million, net of tax), respectively. For the six months ended June 30, 2008 and 2007, we recorded severance, exit costs and asset impairment charges of $336 million pre-tax ($207 million, net of tax) and $259 million pre-tax ($161 million, net of tax), respectively. These costs consist substantially of work force reductions and lease termination charges. Severance, exit costs and asset impairment charges are allocated to the appropriate segment results.

(3)

In the second quarter 2008 and 2007, we recorded merger and integration costs of $44 million pre-tax ($27 million, net of tax) and $163 million pre-tax ($100 million, net of tax), respectively. For the six months ended June 30, 2008 and 2007, we recorded merger and integration costs of $130 million pre-tax ($80 million, net of tax) and $262 million pre-tax ($160 million, net of tax), respectively. All merger costs are related to the Sprint-Nextel merger and/or the PCS Affiliates and Nextel Partners’ acquisitions. Merger and integration costs are generally non-recurring in nature and primarily include costs to prepare systems for the launch of common customer interfacing systems, processes and other integration and planning activities, certain costs to provide wireless devices that operate seamlessly between the CDMA and iDEN networks, certain customer care costs, costs to retain employees, costs related to re-branding, and other costs.

Merger and integration expenses which are solely and directly attributable to the Wireless segment have been allocated to that segment. These expenses are classified as selling, general and administrative, cost of products, or equipment revenues as appropriate on our consolidated statement of operations. Merger and integration expenses that are not solely and directly attributable to the Wireless segment are included in the Corporate segment and are classified as selling, general and administrative expenses on our consolidated statement of operations.

(4)	Contingencies and other includes charges associated with legal contingencies and net costs associated with the exit of a non-core line of business.

(5)

Capital expenditures is an accrual based amount that includes the changes in unpaid capital expenditures and excludes capitalized interest. Consolidated capital expenditures of $646 million for the second quarter 2008 includes $232 million reduction in accrued capital expenditures less $21 million of capitalized interest. Wireless segment capital expenditures of $393 million for the second quarter 2008 includes $155 million reduction in accrued capital expenditures less $13 million of capitalized interest. Wireline segment capital expenditures of $113 million for the second quarter 2008 includes $16 million reduction in accrued capital expenditures less $1 million of capitalized interest.

Consolidated capital expenditures of $2.0 billion for the six months ended June 30, 2008 includes $489 million reduction in accrued capital expenditures less $74 million of capitalized interest. Wireless segment capital expenditures of $1.3 billion for the six months ended June 30, 2008 includes $329 million reduction in accrued capital expenditures less $39 million of capitalized interest. Wireline segment capital expenditures of $261 million for the six months ended June 30, 2008 includes $65 million reduction in accrued capital expenditures less $3 million of capitalized interest. Cash paid for capital expenditures can be found in the statements of cash flows on Table No. 8 and free cash flows on Table No. 9.

(6)	Operating (loss) income margin excludes equipment revenues.

(7)	Other operating activities, net includes the change in working capital, change in deferred income taxes, miscellaneous operating activities and non-operating items in net loss.

See accompanying Notes to Financial Data (Unaudited)

Sprint Nextel Corporation

NOTES TO FINANCIAL DATA (Unaudited) - Continued

(8)

During the fourth quarter 2007, we performed our annual goodwill analysis and recorded a non-cash goodwill impairment charge of $29.7 billion. During the period ended June 30, 2008, we determined that certain net assets should not have been assigned to the wireless reporting unit. Consequently, the 2007 goodwill impairment charge has been reduced by $80 million to $29.6 billion. We also reduced our 2007 pre-tax depreciation expense by $90 million ($56 million, net of tax) from $5.7 billion to $5.6 billion, due principally to the revision of depreciation expense relating to property, plant and equipment from a previous acquisition after those assets were loaded into our asset subledger and depreciation was calculated systematically rather than manually. As a result of the foregoing, 2007 net loss and loss per share is $29.4 billion and $10.27 as compared to the previously reported amounts of $29.6 billion and $10.31. The December 31, 2007 consolidated balance sheet reflects the immaterial adjustments to goodwill, property, plant and equipment, deferred tax liabilities and accumulated deficit.

See accompanying Notes to Financial Data (Unaudited)